Exhibit 99.1

Ignyta Expands Clinical Leadership Team with Appointments of Pratik

Multani, M.D., M.S., as Chief Medical Officer and Adrian Senderowicz, M.D.,

as Clinical and Regulatory Strategy Officer

February 2, 2015 07:00 AM Eastern Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), a precision oncology biotechnology company, announced today that Pratik S. Multani, M.D., M.S., has been appointed as Chief Medical Officer, assuming responsibility for the role from Adrian Senderowicz, M.D., who has been appointed to the newly-created role of Clinical and Regulatory Strategy Officer.

“We are thrilled to expand clinical leadership capacity at Ignyta with the addition of Pratik to our management team,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “His depth and breadth of technical and management experience in clinical development, along with his deep understanding of oncology, gained through leading clinical development of a number of targeted therapies in various malignancies, will help drive Ignyta’s success as we strive to provide new treatment options for patients with our pipeline of proprietary oncology drug candidates.”

“Ignyta is grateful for Adrian’s contributions as CMO during a period in which we accelerated the clinical development of our lead compound, entrectinib,” continued Dr. Lim. “This move helps us build additional capacity for future growth by deploying Adrian to key clinical and regulatory initiatives that can benefit from his extensive network and experience.”

Dr. Multani was most recently Chief Medical Officer at Fate Therapeutics, where he served since April 2009. At Fate, Dr. Multani led the clinical development of ProHema for the treatment of hematologic malignancies and other rare diseases. Prior to Fate, Dr. Multani was Vice President of Clinical Development at Kalypsys from 2007 to 2009, where he advanced the development of multiple targeted compounds across a broad range of indications, including pain, inflammation and metabolic diseases. From 2005 to 2007, as Senior Vice President of Clinical Development and then Chief Medical Officer at Kanisa Pharmaceuticals, Dr. Multani led the Phase 2 and Phase 3 development of zosuquidar, along with a companion diagnostic, for the treatment of acute myeloid leukemia.

From 2004 to 2005, Dr. Multani was Vice President of Clinical Development at Salmedix, where he led the clinical development of bendamustine, as well as other programs in hematologic malignancies and solid tumors. Dr. Multani held positions of increasing responsibility at Biogen Idec from 1999 to 2004, including Senior Director of Medical Research, where he led or provided strategic direction for multiple development and commercial-stage programs, including Zevalin® and Rituxan®.

Dr. Multani received a B.S. degree in chemistry and biology from Yale University and an M.D. from Harvard Medical School, followed by an M.S. degree in epidemiology at the Harvard School of Public Health. He completed his Internal Medicine residency at the Massachusetts General Hospital and a medical oncology fellowship at the Dana Farber/Partners joint program. Before his career in industry, Dr. Multani held academic and clinical positions at Harvard Medical School and the Massachusetts General Hospital, where he was a member of the bone marrow transplant unit.

About Ignyta, Inc.

Ignyta, Inc., located in San Diego, California, is a precision oncology biotechnology company pursuing an integrated therapeutic (Rx) and companion diagnostic (Dx) strategy for treating cancer patients. The company’s goal with this Rx/Dx approach is to discover, develop and commercialize new drugs that target activated cancer genes and pathways for the customized treatment of cancer. It aims to achieve this goal by pairing each of its product candidates with biomarker-based companion diagnostics that are designed to identify, at the molecular level, the patients who are most likely to benefit from the precisely targeted drugs the company develops. For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the potential for Ignyta to provide new treatment options for patients with its proprietary oncology drug development programs. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; regulatory developments in the United States and foreign countries; Ignyta’s ability to develop, complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing Phase I/II clinical trials of entrectinib, or any future clinical trials, to differ from preliminary results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates, including reliance on its licensor Nerviano Medical Sciences for the prosecution and maintenance of certain key intellectual property for all of Ignyta’s in-licensed product candidates; the potential for the company to fail to maintain the CLIA certification of its diagnostic laboratory or to fail to achieve full CLIA registration of such laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

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